Exhibit 99.1

NB Bancorp, Inc. Reports First Quarter 2026 Financial Results, Declares Quarterly Cash Dividend

Investor Contact

JP Lapointe, SEVP, CFO

IR@NeedhamBank.com

781-474-5408

Needham, MA, April 22, 2026 – NB Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: NBBK), the holding company of Needham Bank (the “Bank”), today announced its first quarter 2026 financial results. The Company reported net income of $15.0 million, or $0.36 per diluted common share, compared to net income of $7.7 million, or $0.19 per diluted common share, for the prior quarter. Operating net income(1), excluding one-time charges, amounted to $15.8 million, or $0.38 per diluted common share, compared to operating net income(1) of $21.2 million, or $0.51 per diluted common share for the prior quarter. The primary difference between net income and operating net income(1) for the first quarter of 2026 was a result of trailing merger and acquisition costs of $534 thousand (pre-tax) related to the Company’s completed acquisition of Provident Bancorp, Inc. (“Provident”) and its subsidiary, BankProv, on November 15, 2025 and non-recurring fees for business line expansion of $500 thousand (pre-tax).

“The first quarter of 2026 marked a pivotal transition for Needham Bank, following the seamless and successful integration of Provident. As a unified organization, we are advancing our technology infrastructure across a broad range of banking systems to position us for increased revenue growth, with a focus on expanding our cash management and payments capabilities and scalability. While expenses increased from front loading these strategic investment costs and the expenditure related to implementing and operating systems in parallel – necessary to preserve business and customer continuity – we anticipate these investments to drive substantial benefits for both customers and shareholders beginning in the second half of 2026, creating value as we pursue ongoing growth. We continued to execute our strategic plan with discipline, evidenced by strong core fundamentals, growing loans and core deposits on an annualized basis during the quarter by 15.0% and 15.7%, respectively, as we deepened and added more business and consumer relationships. Other key performance highlights include solid operating earnings per diluted share of $0.38, operating return on average equity of 7.43%, and consistently high credit quality. Net interest income increased 10.4% from the prior quarter, expanding net interest margin 2 basis points for the quarter and 33 basis points compared to the first quarter of 2025, showing our continued discipline on select assets and our related pricing,” commented Joseph Campanelli, Chairman, President and Chief Executive Officer. “We are proud of our seamless integration, now operating as one team, and remain committed to delivering exceptional service to our customers and community while driving sustained growth and long-term value for our shareholders,” Campanelli continued.

Declaration of Dividend

The Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on May 20, 2026, to shareholders of record as of May 6, 2026.

SELECTED FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER OF 2026

●	Net income of $15.0 million, or $0.36 per diluted common share, compared to net income of $7.7 million, or $0.19 per diluted common share, for the prior quarter. Operating net income(1), excluding one-time charges, amounted to $15.8 million, or $0.38 per diluted common share, compared to operating net income(1) of $21.2 million, or $0.51 per diluted common share, for the prior quarter.

One-time charges during the current quarter include:

o	Pre-tax trailing merger and acquisition costs of $534 thousand ($390 thousand net of tax) related to the Company’s completed acquisition of Provident;
o	Non-recurring fees for business line expansion of $500 thousand ($366 thousand net of tax); and
o	Tax expense and a modified endowment contract penalty of $50 thousand related to the surrender of Bank-owned life insurance (“BOLI”) policies from policies acquired from BankProv.

One-time pre-tax charges during the prior quarter include:

o	Pre-tax merger and acquisition costs of $15.7 million ($11.4 million, net of tax) related to the Company’s completed acquisition of Provident; and
o	Tax expense and a modified endowment contract penalty of $2.1 million related to the surrender of BOLI policies from policies acquired from BankProv.

●	Net interest margin expanded by 2 basis points to 3.94% during the current quarter from 3.92% in the prior quarter.
●	Gross loans increased $223.8 million, or 3.7%, to $6.21 billion, from $5.99 billion the prior quarter.
●	Total deposits increased $243.5 million, or 4.2%, to $6.10 billion, from $5.85 billion in the prior quarter.
o	Core deposits, which the Company considers to be all non-brokered deposits, increased $209.1 million, or 3.9%, to $5.53 billion, from $5.32 billion in the prior quarter.
o	Brokered deposits increased $34.4 million, or 6.4%, to $570.1 million, from $535.7 million in the prior quarter.
●	Book value per share and tangible book value per share(1) were $18.83 and $18.00, respectively, compared to $18.77 and $17.94, respectively, in the prior quarter. The increase in tangible book value per share(1) was a result of $15.0 million in net income for the quarter, partially offset by the repurchase of 1,288,509 shares during the current quarter at an all-in weighted average cost of $21.55 per share and $3.2 million in dividends paid during the quarter.

BALANCE SHEET

Total assets amounted to $7.23 billion as of March 31, 2026, representing an increase of $220.3 million, or 3.1%, from $7.01 billion as of December 31, 2025.

●	Cash and cash equivalents decreased $32.2 million, or 7.9%, to $375.4 million from $407.6 million in the prior quarter, as a result of the increase in loans of $223.8 million and the repurchase of 1,288,509 shares totaling $27.8 million during the current quarter, partially offset by the increase in deposits of $243.5 million during the current quarter.
●	Net loans increased $231.0 million, or 3.9%, to $6.13 billion, from $5.90 billion in the prior quarter as demand for new loan originations and advances continued. The current quarter increase was primarily seen in commercial and industrial loans, which increased $135.4 million, or 13.4%, construction and land development loans, which increased $52.1 million, or 7.1%, multi-family residential loans, which increased $20.6 million, or 4.0% and residential real estate loans, which increased $11.6 million, or 0.9%.
●	Deposits increased $243.5 million, or 4.2%, to $6.10 billion from $5.85 billion in the prior quarter. The increase in deposits was the result of increases in money market accounts of $92.3 million, or 5.6%, noninterest bearing demand deposits of $44.6 million, or 5.4%, certificates of deposit of $39.1 million, or 2.0%, brokered deposits of $34.4 million, or 6.4% and NOW accounts of $30.4 million, or 4.6%.

●	Shareholders’ equity decreased $16.2 million, or 1.9%, to $842.8 million, from $858.9 million in the prior quarter, primarily as a result of the repurchase of 1,288,509 shares of common stock at an all-in weighted average cost of $21.55 per share totaling $27.8 million and $3.2 million in dividends paid during the current quarter, partially offset by net income of $15.0 million. Shareholders’ equity to total assets and tangible shareholders’ equity(1) to tangible assets were 11.7% and 11.2% respectively, at the end of the current quarter, compared to 12.3% and 11.8%, respectively, at the end of the prior quarter.

NET INTEREST INCOME

Net interest income was $64.9 million for the current quarter, compared to $58.8 million for the prior quarter, an increase of $6.1 million, or 10.4%. Net interest margin expanded 2 basis points to 3.94% for the current quarter, from 3.92% in the prior quarter.

●	The increase in interest income during the current quarter was primarily attributable to an increase in the average balance of loans as a result of the continued execution of our growth strategy.
●	The increase in interest expense for the current quarter was primarily driven by increases in the average balances of money market and certificates of deposit and individual retirement accounts, partially offset by a decrease in the weighted average rate on money market and certificates of deposit and individual retirement accounts.
●	The ending balance of gross loans of $6.21 billion, is $119.7 million or 2.0%, higher than the average balance of gross loans at the end of the quarter, primarily the result of one large cannabis loan of $115.0 million closing near the end of the quarter, which did not have a significant impact on the yield during the current quarter.

PROVISION FOR CREDIT LOSSES

Provision for credit losses increased $7.4 million, or 695.9%, to a provision for credit losses of $6.3 million for the current quarter, compared to a release of credit losses of $1.1 million for the prior quarter.

●	The provision for credit losses on loans amounted to $6.4 million for the current quarter, compared to a release of $1.6 million for the prior quarter, representing an increase of $7.9 million, or 510.4%, primarily driven by growth in the balance of commercial and industrial loans, along with increased peer commercial real estate credit losses impacting quantitative reserves, and an elevated qualitative factor risk grade for the commercial and industrial portfolio.
●	The release of credit losses on unfunded commitments was $54 thousand for the current quarter, compared to a provision of $493 thousand for the prior quarter, representing a decrease of $547 thousand, or 111.0%, primarily driven by net unfunded commitments increasing $58 million in the prior quarter, compared to $14.5 million in the current quarter.

NONINTEREST INCOME

Noninterest income was $4.5 million for the current quarter, compared to $4.4 million for the prior quarter, representing an increase of $111 thousand, or 2.5%.

●	Loss on sale of loans, net, was $1 thousand for the current quarter, compared to $519 thousand in the prior quarter, representing a decrease of $518 thousand, or 99.8%, resulting from the adjustment to record a $66.4 million consumer loan portfolio at fair value, which transferred to loans held for sale during the prior quarter.
●	Swap contract income was $201 thousand for the current quarter, compared to $677 thousand in the prior quarter, representing a decrease of $476 thousand, or 70.3%, due to decreased swap contract demand.
●	Customer service fees were $3.1 million for the current quarter, compared to $2.9 million in the prior quarter, representing an increase of $235 thousand, or 8.1%, due to increased cash management fees and customer transactional volume.
●	Other income was $210 thousand, compared to $442 thousand in the prior quarter, resulting in a decrease of $232 thousand, or 52.5%, from the recognition of a higher amount of preferred dividends from solar tax credit investments during the prior quarter.

NONINTEREST EXPENSE

Noninterest expense for the current quarter was $42.7 million, representing a decrease of $6.6 million, or 13.4%, from $49.3 million for the prior quarter.

●	Merger and acquisition expenses were $534 thousand for the current quarter, compared to $15.7 million for the prior quarter, representing a $15.2 million, or 96.6%, decrease due to the completion of the Provident acquisition in the prior quarter.
●	Salaries and employee benefits expenses were $25.5 million for the current quarter, compared to $21.1 million for the prior quarter, representing a $4.3 million, or 20.5%, increase resulting from a full quarter of increased headcount from the Provident acquisition and continued growth.
●	Director and professional service fee expenses were $4.0 million for the current quarter, compared to $2.5 million for the prior quarter, representing an increase of $1.5 million, or 62.0%, resulting from a $500 thousand one-time business expansion fee, legal fees from contract reviews and director stock compensation from grants made during the current quarter.
●	Data processing expenses were $4.4 million for the current quarter, compared to $3.3 million for the prior quarter, representing an increase of $1.1 million, or 32.7%, primarily driven by our significant investment in technology and systems in support of upcoming revenue initiatives, requiring the operation of systems in parallel for a period of time, as well as a full quarter of increased transactional volume from the Provident acquisition.
●	General and administrative expenses were $3.5 million for the current quarter, compared to $2.8 million for the prior quarter, representing an increase of $711 thousand, or 25.2%, mainly a result of a full quarter of amortization of the Provident core deposit intangible.

INCOME TAXES

Income tax expense for the current quarter was $5.4 million, representing a $1.8 million, or 25.2%, decrease from $7.2 million for the prior quarter. The decrease was primarily driven by the reduction in non-deductible merger and acquisition expenses and BOLI surrender tax and penalty. The effective tax rate and the operating effective tax rate(1) were 26.4% and 26.2%, respectively, for the current quarter, compared to 48.2% and 30.8%, respectively, for the prior quarter. The primary drivers of the decrease in the effective tax rate were gain on BOLI surrender of $6.2 million and non-deductible merger and acquisition expenses of $1.9 million during the prior quarter.

COMMERCIAL REAL ESTATE PORTFOLIO

Commercial real estate loans increased $21.5 million, or 0.9%, to $2.46 billion, during the current quarter.

●	Cannabis facility commercial real estate loans decreased $1.2 million, or 0.6%, to $213.8 million during the current quarter. The Company’s cannabis facility commercial real estate portfolio is secured entirely by the underlying commercial real estate of the borrower operation, in addition to, in most cases, a lien on all business assets. The vast majority of the cannabis facility loan portfolio balances have a loan-to-value ratio of 65% or lower, with appraisal reports taking a blended approach (using both cannabis and non-cannabis use comparable real estate sales, which we believe are generally more conservative).
●	The cannabis facility portfolio has geographic dispersion, with lower dollar exposure loans remaining local and larger dollar exposure loans generally tied to multi-state operators with a more national footprint. All cannabis facility loan relationships were current at the end of the current quarter.
●	The Company’s multi-family real estate loan portfolio increased $20.6 million, or 4.0%, during the current quarter to $538.2 million. The Company’s multi-family real estate loan portfolio consists of properties primarily located in the Greater Boston area, all of which are adjustable-rate loans and performing at the end of the current quarter.
●	The Company’s $323.3 million office portfolio consists principally of suburban Class A and B office space used as medical and traditional offices. The portfolio does not consist of high-rise towers located in Boston.

ASSET QUALITY

●	The allowance for credit losses (“ACL”) amounted to $80.2 million as of March 31, 2026, or 1.29% of total loans, compared to $87.4 million, or 1.46% of total loans at December 31, 2025.

●	The Company recorded a provision for credit losses of $6.3 million during the current quarter, which included a provision for $6.4 million for loans and a release of $54 thousand for unfunded commitments, compared to a release of credit losses of $1.1 million during the prior quarter, which included a release of $1.6 million for loans and a provision of $493 thousand for unfunded commitments.
●	The decrease in the ACL for the current quarter was primarily driven by the $10.6 million partial charge-off of a purchased credit deteriorated (“PCD”) commercial and industrial loan, which carried a $10.8 million reserve, partially offset by increases in ACL balance from provisions for credit losses as a result of loan growth, larger peer commercial real estate credit losses realized in the prior quarter impacting quantitative reserves, and an elevated qualitative factor risk grade for the commercial and industrial portfolio.
●	Non-performing loans (“NPLs”) totaled $45.6 million as of March 31, 2026, an increase of $2.2 million, or 5.1%, from $43.4 million at the end of the prior quarter. The increase was primarily due to the increase in commercial and industrial loans on non-accrual of $2.6 million, partially offset by reductions in one-to-four family residential loans on non-accrual.
●	During the current quarter, the Company recorded total net charge-offs of $13.6 million, or 0.91% of average total loans on an annualized basis, which included $12.4 million and $1.2 million in net charge-offs on PCD and non-PCD loans, respectively, compared to net charge-offs of $4.4 million, or 0.32% of average total loans on an annualized basis, in the prior quarter. The increase in net charge-offs during the current quarter was primarily a result of $12.4 million in charge-offs on previously reserved for PCD commercial and industrial loans. Charge-offs on non-PCD loans declined $3.2 million during the current quarter as a result of a $3.8 million charge-off on a previously reserved for commercial and industrial loan during the prior quarter.
●	As part of its ongoing credit risk management framework and prudent oversight, the Company periodically reviews lending relationships across all portfolios to ensure alignment with its risk appetite, regulatory expectations, and evolving market conditions.
●	The Company’s loan portfolio consists primarily of commercial real estate and multi-family loans, one-to-four-family residential real estate loans, construction and land development loans, commercial and industrial loans, mortgage warehouse loans and consumer loans. These loans are primarily made to individuals and businesses located in our primary lending market area, which is the Greater Boston metropolitan area and surrounding communities in Massachusetts, southern New Hampshire, eastern Connecticut and Rhode Island

(1)	Represents a non-GAAP measure. See Non-GAAP reconciliation of the corresponding GAAP measures on page 13.

ABOUT NB BANCORP, INC.

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district. Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. Needham Bank also provides services to companies in the cannabis industry by providing loans and deposits, along with supporting payment platforms in this industry, such as Mosaic and Corduro.

We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC.

Non-GAAP Financial Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release contains certain non-GAAP financial measures, including pre-provision net revenue, operating net income, operating pre-tax income, operating noninterest expense, operating noninterest income, operating effective tax rate, operating earnings per share, basic, operating earnings per share, diluted, operating return on average assets, operating return on average shareholders’ equity, operating efficiency ratio, tangible shareholders’ equity, tangible assets and tangible book value per share. The Company’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a Company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

We may also make forward-looking statements in other documents we file with the Securities and Exchange Commission (the “SEC”), in our annual reports to our stockholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay loans; changes in customer behavior due to political, business and economic conditions, including inflation and concerns about liquidity; turbulence in the capital and debt markets; reductions in net interest income resulting from interest rate volatility as well as changes in the balances and mix of loans and deposits; changes in interest rates and real estate values; changes in loan collectability and increases in defaults and charge-off rates; decreases in the value of securities and other assets, adequacy of credit loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; risks related to the Company’s acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated; changing government regulation; competitive pressures from other financial institutions; changes in legislation or regulation and accounting principles, policies and guidelines; cybersecurity incidents, fraud, natural disasters, and future pandemics; the risk that the Company may not be successful in the implementation of its business strategy; the risk that intangibles recorded in the Company’s financial statements will become impaired; changes in assumptions used in making such forward-looking statements; and the other risks and uncertainties detailed in the Company’s Form 10-K and updated by our Quarterly Report on Form 10-Q and other filings submitted to the SEC. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

NB BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	March 31, 2026	December 31, 2025	March 31, 2025

Earnings data
Net interest income	$64,868	$58,752	$43,526
Noninterest income	4,513	4,402	3,882
Total revenue	69,381	63,154	47,408
Provision for credit losses	6,328	(1,062)	1,158
Noninterest expense	42,701	49,334	28,681
Pre-tax income	20,352	14,882	17,569
Net income	14,984	7,707	12,655
Operating net income (non-GAAP)	15,791	21,200	13,693
Operating noninterest expense (non-GAAP)	41,667	33,594	27,464

Per share data
Earnings per share, basic	$0.37	$0.19	$0.33
Earnings per share, diluted	0.36	0.19	0.33
Operating earnings per share, basic (non-GAAP)	0.39	0.52	0.35
Operating earnings per share, diluted (non-GAAP)	0.38	0.51	0.35
Book value per share	18.83	18.77	18.23
Tangible book value per share (non-GAAP)	18.00	17.94	18.20

Profitability
Return on average assets	0.87%	0.49%	1.00%
Operating return on average assets (non-GAAP)	0.92%	1.35%	1.08%
Return on average shareholders' equity	7.05%	3.82%	6.78%
Operating return on average shareholders' equity (non-GAAP)	7.43%	10.51%	7.33%
Net interest margin	3.94%	3.92%	3.61%
Cost of deposits	2.73%	2.86%	3.11%
Efficiency ratio	61.55%	78.12%	60.50%
Operating efficiency ratio (non-GAAP)	60.06%	53.19%	57.93%

Balance sheet, end of period
Total assets	$7,226,437	$7,006,130	$5,242,157
Total loans	6,209,910	5,986,140	4,464,303
Total deposits	6,096,988	5,853,534	4,326,617
Total shareholders' equity	842,778	858,932	739,611

Asset quality
ACL	$80,195	$87,411	$38,338
ACL / Total NPLs	176.0%	201.5%	337.1%
Total NPLs / Total loans	0.73%	0.72%	0.25%
Annualized net charge-offs / Average total loans	(0.91)%	(0.32)%	(0.13)%

Capital ratios
Shareholders' equity / Total assets	11.66%	12.26%	14.11%
Tangible shareholders' equity / tangible assets (non-GAAP)	11.21%	11.78%	14.09%

NB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share and per share data)

	As of			March 31, 2026 change from
	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025		March 31, 2025
Assets
Cash and due from banks	$327,739	$325,711	$201,140	$2,028	0.6%	$126,599	62.9%
Federal funds sold	47,618	81,885	112,306	(34,267)	(41.8)%	(64,688)	(57.6)%
Total cash and cash equivalents	375,357	407,596	313,446	(32,239)	(7.9)%	61,911	19.8%

Available-for-sale securities, at fair value	277,241	268,959	234,680	8,282	3.1%	42,561	18.1%

Loans held for sale, at fair value	63,971	66,447	-	(2,476)	(3.7)%	63,971	0.0%

Loans receivable, net of deferred fees	6,209,910	5,986,140	4,464,303	223,770	3.7%	1,745,607	39.1%
Allowance for credit losses	(80,195)	(87,411)	(38,338)	7,216	(8.3)%	(41,857)	109.2%
Net loans	6,129,715	5,898,729	4,425,965	230,986	3.9%	1,703,750	38.5%

Accrued interest receivable	27,150	25,390	19,533	1,760	6.9%	7,617	39.0%
Banking premises and equipment, net	47,335	46,209	34,069	1,126	2.4%	13,266	38.9%
Non-public investments	40,738	33,740	24,710	6,998	20.7%	16,028	64.9%
Bank-owned life insurance ("BOLI")	110,586	104,335	103,688	6,251	6.0%	6,898	6.7%
Prepaid expenses and other assets	67,749	68,079	55,305	(330)	(0.5)%	12,444	22.5%
Goodwill	18,512	18,512	-	-	0.0%	18,512	0.0%
Core deposit intangible, net	18,411	19,303	1,042	(892)	(4.6)%	17,369	1666.9%
Deferred income tax asset, net	49,672	48,831	29,719	841	1.7%	19,953	67.1%
Total assets	$7,226,437	$7,006,130	$5,242,157	$220,307	3.1%	$1,984,280	37.9%

Liabilities and shareholders' equity
Deposits
Core deposits	$5,526,936	$5,317,853	$4,017,378	$209,083	3.9%	$1,509,558	37.6%
Brokered deposits	570,052	535,681	309,239	34,371	6.4%	260,813	84.3%
Total deposits	6,096,988	5,853,534	4,326,617	243,454	4.2%	1,770,371	40.9%
Mortgagors' escrow accounts	4,858	5,193	4,464	(335)	(6.5)%	394	8.8%
Federal Home Loan Bank ("FHLB") borrowings	189,701	196,235	90,835	(6,534)	(3.3)%	98,866	108.8%
Accrued expenses and other liabilities	70,983	70,716	60,344	267	0.4%	10,639	17.6%
Accrued retirement liabilities	21,129	21,520	20,286	(391)	(1.8)%	843	4.2%
Total liabilities	6,383,659	6,147,198	4,502,546	236,461	3.8%	1,881,113	41.8%

Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares
issued and outstanding	-	-	-	-	0.0%	-	0.0%
Common stock, $0.01 par value, 120,000,000 shares authorized; 44,765,178 issued and outstanding at March 31, 2026, 45,770,128 issued and outstanding at December 31, 2025
and 40,570,433 issued and outstanding at March 31, 2025	448	458	406	(10)	(2.2)%	42	10.3%
Additional paid-in capital	432,858	458,864	376,773	(26,006)	(5.7)%	56,085	14.9%
Unallocated common shares held by the Employee Stock Ownership Plan ("ESOP")	(41,873)	(42,454)	(44,231)	581	(1.4)%	2,358	(5.3)%
Retained earnings	456,978	445,200	413,128	11,778	2.6%	43,850	10.6%
Accumulated other comprehensive loss	(5,633)	(3,136)	(6,465)	(2,497)	79.6%	832	(12.9)%
Total shareholders' equity	842,778	858,932	739,611	(16,154)	(1.9)%	103,167	13.9%

Total liabilities and shareholders' equity	$7,226,437	$7,006,130	$5,242,157	$220,307	3.1%	$1,984,280	37.9%

NB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share and per share data)
				Three Months Ended March 31, 2026
	For the Three Months Ended			Change From Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025	December 31, 2025		March 31, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$100,042	$91,485	$71,440	$8,557	9.4%	$28,602	40.0%
Interest on securities	2,708	2,658	2,290	50	1.9%	418	18.3%
Interest and dividends on cash equivalents and other	2,936	3,219	3,121	(283)	(8.8)%	(185)	(5.9)%
Total interest and dividend income	105,686	97,362	76,851	8,324	8.5%	28,835	37.5%

INTEREST EXPENSE
Interest on deposits	39,579	37,677	32,239	1,902	5.0%	7,340	22.8%
Interest on borrowings	1,239	933	1,086	306	32.8%	153	14.1%
Total interest expense	40,818	38,610	33,325	2,208	5.7%	7,493	22.5%

NET INTEREST INCOME	64,868	58,752	43,526	6,116	10.4%	21,342	49.0%

PROVISION FOR CREDIT LOSSES
Provision for (release of) credit losses - loans	6,382	(1,555)	947	7,937	(510.4)%	5,435	573.9%
(Release of) provision for credit losses - unfunded commitments	(54)	493	211	(547)	(111.0)%	(265)	(125.6)%
Total provision for (release of) credit losses	6,328	(1,062)	1,158	7,390	(695.9)%	5,170	446.5%

NET INTEREST INCOME AFTER
PROVISION FOR (RELEASE OF) CREDIT LOSSES	58,540	59,814	42,368	(1,274)	(2.1)%	16,172	38.2%

NONINTEREST INCOME
Customer service fees	3,131	2,896	2,558	235	8.1%	573	22.4%
Increase in cash surrender value of BOLI	853	844	1,031	9	1.1%	(178)	(17.3)%
Mortgage banking income	119	62	149	57	91.9%	(30)	(20.1)%
Swap contract income	201	677	88	(476)	(70.3)%	113	128.4%
(Loss) gain on sale of loans, net	(1)	(519)	27	518	(99.8)%	(28)	(103.7)%
Other income	210	442	29	(232)	(52.5)%	181	624.1%
Total noninterest income	4,513	4,402	3,882	111	2.5%	631	16.3%

NONINTEREST EXPENSE
Salaries and employee benefits	25,468	21,134	19,149	4,334	20.5%	6,319	33.0%
Director and professional service fees	4,049	2,500	2,148	1,549	62.0%	1,901	88.5%
Occupancy and equipment expenses	2,491	1,954	1,580	537	27.5%	911	57.7%
Data processing expenses	4,439	3,344	2,765	1,095	32.7%	1,674	60.5%
Marketing and charitable contribution expenses	1,033	1,087	846	(54)	(5.0)%	187	22.1%
FDIC and state insurance assessments	1,152	751	813	401	53.4%	339	41.7%
Merger and acquisition expenses	534	15,740	-	(15,206)	(96.6)%	534	0.0%
General and administrative expenses	3,535	2,824	1,380	711	25.2%	2,155	156.2%
Total noninterest expense	42,701	49,334	28,681	(6,633)	(13.4)%	14,020	48.9%

INCOME BEFORE TAXES	20,352	14,882	17,569	5,470	36.8%	2,783	15.8%

INCOME TAX EXPENSE	5,368	7,175	4,914	(1,807)	(25.2)%	454	9.2%

NET INCOME	$14,984	$7,707	$12,655	$7,277	94.4%	$2,329	18.4%

Weighted average common shares outstanding, basic	40,969,748	40,870,969	38,755,746	98,779	0.2%	2,214,002	5.7%
Weighted average common shares outstanding, diluted	41,421,002	41,172,645	38,755,746	248,357	0.6%	2,665,256	6.9%
Earnings per share, basic	$0.37	$0.19	$0.33	$0.18	94.7%	$0.04	12.1%
Earnings per share, diluted	$0.36	$0.19	$0.33	$0.17	89.5%	$0.03	9.1%

NB BANCORP, INC.

AVERAGE BALANCES, INTEREST EARNED/PAID & AVERAGE YIELDS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average			Average			Average
	Outstanding		Average	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans (5)	$6,090,227	$100,042	6.66%	$5,410,208	$91,485	6.71%	$4,366,206	$71,440	6.64%
Securities	273,308	2,708	4.02%	250,435	2,658	4.21%	230,406	2,290	4.03%
Other investments (5)	28,275	265	3.80%	25,659	627	9.69%	27,529	219	3.23%
Short-term investments (5)	290,385	2,671	3.73%	265,146	2,592	3.88%	264,343	2,902	4.45%
Total interest-earning assets	6,682,195	105,686	6.41%	5,951,448	97,362	6.49%	4,888,484	76,851	6.38%
Non-interest-earning assets	375,966			344,709			296,729
Allowance for credit losses	(88,102)			(68,363)			(38,685)
Total assets	$6,970,059			$6,227,794			$5,146,528

Interest-bearing liabilities:
Savings accounts	$207,681	263	0.51%	$164,423	217	0.52%	$113,750	46	0.16%
NOW accounts	639,347	2,006	1.27%	557,988	1,601	1.14%	470,469	1,074	0.93%
Money market accounts	1,711,672	12,732	3.02%	1,435,761	11,602	3.21%	1,073,041	8,716	3.29%
Certificates of deposit and individual retirement accounts	2,497,213	24,578	3.99%	2,351,324	24,257	4.09%	1,979,184	22,403	4.59%
Total interest-bearing deposits	5,055,913	39,579	3.17%	4,509,496	37,677	3.31%	3,636,444	32,239	3.60%
FHLB borrowings	135,441	1,239	3.71%	92,927	933	3.98%	91,168	1,086	4.83%
Total interest-bearing liabilities	5,191,354	40,818	3.19%	4,602,423	38,610	3.33%	3,727,612	33,325	3.63%
Non-interest-bearing deposits	819,830			720,467			571,552
Other non-interest-bearing liabilities	97,370			104,914			90,023
Total liabilities	6,108,554			5,427,804			4,389,187
Shareholders' equity	861,505			799,990			757,341
Total liabilities and shareholders' equity	$6,970,059			$6,227,794			$5,146,528
Net interest income		$64,868			$58,752			$43,526
Net interest rate spread (1)			3.22%			3.16%			2.75%
Net interest-earning assets (2)	$1,490,841			$1,349,025			$1,160,872
Net interest margin (3)			3.94%			3.92%			3.61%

Average interest-earning assets to interest-bearing liabilities	128.72%			129.31%			131.14%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

(4) Annualized.

(5) Loans include loans held for sale, at fair value. Other investments are comprised of FRB stock, FHLB stock and swap collateral accounts. Short-term investments are comprised of cash and cash equivalents.

NB BANCORP, INC.

COMMERCIAL REAL ESTATE BY COLLATERAL TYPE

(Unaudited)

(Dollars in thousands)

	March 31, 2026
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$538,164	$538,164	21%
Office	41,929	281,375	323,304	13%
Hospitality	39,270	236,798	276,068	11%
Industrial	128,550	146,492	275,042	11%
Mixed-Use	22,506	199,728	222,234	9%
Cannabis Facility	204,766	8,998	213,764	9%
Retail	53,211	109,978	163,189	7%
Special Purpose	86,767	61,678	148,445	6%
Self Storage Facilities	—	87,590	87,590	4%
Recreational Vehicle Parks	13,587	73,922	87,509	4%
Other	51,615	76,102	127,717	5%
Total commercial real estate	$642,201	$1,820,825	$2,463,026	100%

	Change From December 31, 2025				Change From March 31, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$20,637	$20,637	4%	$—	$196,545	$196,545	58%
Office	2,211	34,804	37,015	13%	16,187	120,262	136,449	73%
Hospitality	2,275	(9,515)	(7,240)	(3)%	39,270	64,513	103,783	60%
Industrial	(25,850)	(9,810)	(35,660)	(11)%	4,332	72,697	77,029	39%
Mixed-Use	(4,535)	2,740	(1,795)	(1)%	14,853	87,199	102,052	85%
Cannabis Facility	(1,157)	(87)	(1,244)	(1)%	(102,736)	(6,178)	(108,914)	(34)%
Retail	8,194	6,132	14,326	10%	8,795	22,546	31,341	24%
Special Purpose	(1,760)	(533)	(2,293)	(2)%	8,070	7,493	15,563	12%
Self Storage Facilities	—	23,275	23,275	36%	—	87,590	87,590	0%
Recreational Vehicle Parks	(1,578)	(368)	(1,946)	(2)%	13,587	73,922	87,509	0%
Other	(298)	(23,321)	(23,619)	(16)%	11,228	5,252	16,480	15%
Total commercial real estate	$(22,498)	$43,954	$21,456	1%	$13,586	$731,841	$745,427	43%

	December 31, 2025				March 31, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$517,527	$517,527	21%	$—	341,619	$341,619	20%
Office	39,718	246,571	286,289	12%	25,742	161,113	186,855	11%
Hospitality	36,995	246,313	283,308	12%	—	172,285	172,285	10%
Industrial	154,400	156,302	310,702	13%	124,218	$73,795	198,013	12%
Mixed-Use	27,041	196,988	224,029	9%	7,653	112,529	120,182	7%
Cannabis Facility	205,923	9,085	215,008	9%	307,502	15,176	322,678	19%
Retail	45,017	103,846	148,863	6%	44,416	87,432	131,848	8%
Special Purpose	88,527	62,211	150,738	6%	78,697	54,185	132,882	8%
Self Storage Facilities	—	64,315	64,315	3%	—	—	—	0%
Recreational Vehicle Parks	15,165	74,290	89,455	4%	—	—	—	0%
Other	51,913	99,423	151,336	5%	40,387	70,850	111,237	5%
Total commercial real estate	$664,699	$1,776,871	$2,441,570	100%	$628,615	$1,088,984	$1,717,599	100%

NB BANCORP, INC.
NON-GAAP RECONCILIATION
(Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025

Net income (GAAP)	$14,984	$7,707	$12,655

Add (Subtract):
Adjustments to net income:
Defined benefit pension termination refund	-	-	1,217
Non-recurring fees for business line expansion	500	-	-
BOLI surrender tax and modified endowment contract penalty	50	2,092	154
Merger and acquisition expenses	534	15,740	-
Total adjustments to net income	$1,084	$17,832	$1,371
Less net tax benefit associated with pre-tax non-GAAP adjustments to net income	277	4,339	333
Non-GAAP adjustments, net of tax	807	13,493	1,038
Operating net income (non-GAAP)	$15,791	$21,200	$13,693
Weighted average common shares outstanding, basic	40,969,748	40,870,969	38,755,746
Weighted average common shares outstanding, diluted	41,421,002	41,172,645	38,755,746
Operating earnings per share, basic (non-GAAP)	$0.39	$0.52	$0.35
Operating earnings per share, diluted (non-GAAP)	$0.38	$0.51	$0.35

Pre-tax income (GAAP)	$20,352	$14,882	$17,569

Add (Subtract):
Adjustments to pre-tax income:
Defined benefit pension termination refund	-	-	1,217
Non-recurring fees for business line expansion	500	-	-
Merger and acquisition expenses	534	15,740	-
Total adjustments to pre-tax income	1,034	15,740	1,217
Operating pre-tax income (non-GAAP)	$21,386	$30,622	$18,786

Noninterest expense (GAAP)	$42,701	$49,334	$28,681

Subtract (Add):
Adjustments to noninterest expense:
Defined benefit pension termination refund	$-	$-	$1,217
Non-recurring fees for business line expansion	500	-	-
Merger and acquisition expenses	534	15,740	-
Total impact of non-GAAP noninterest expense adjustments	$1,034	$15,740	$1,217
Noninterest expense on an operating basis (non-GAAP)	$41,667	$33,594	$27,464

Operating net income (non-GAAP)	$15,791	$21,200	$13,693
Average assets	6,970,059	6,227,794	5,146,528
Operating return on average assets (non-GAAP)	0.92%	1.35%	1.08%
Average shareholders’ equity	$861,505	$799,990	$757,341
Operating return on average shareholders' equity (non-GAAP)	7.43%	10.51%	7.33%

Noninterest expense on an operating basis (non-GAAP)	$41,667	$33,594	$27,464
Total pre-provision net revenue (net interest income plus total noninterest income)	69,381	63,154	47,408
Operating efficiency ratio (non-GAAP)	60.06%	53.19%	57.93%

Income tax expense (GAAP)	$5,368	$7,175	$4,914

Add (Subtract):
Adjustments to income tax expense:
Net tax benefit associated with pre-tax non-GAAP adjustments to net income	277	4,339	333
BOLI surrender tax and modified endowment contract penalty	(50)	(2,092)	(154)
Total impact of non-GAAP income tax expense adjustments	$227	$2,247	$179
Income tax expense on an operating basis (non-GAAP)	$5,595	$9,422	$5,093

Operating effective tax rate (non-GAAP)	26.2%	30.8%	27.1%

	As of
	March 31, 2026	December 31, 2025	March 31, 2025

Total shareholders’ equity (GAAP)	$842,778	$858,932	$739,611
Subtract:
Intangible assets (core deposit intangible and goodwill)	36,923	37,815	1,042
Total tangible shareholders’ equity (non-GAAP)	805,855	821,117	738,569

Total assets (GAAP)	7,226,437	7,006,130	5,242,157
Subtract:
Intangible assets (core deposit intangible and goodwill)	36,923	37,815	1,042
Total tangible assets (non-GAAP)	$7,189,514	$6,968,315	$5,241,115
Tangible shareholders' equity / tangible assets (non-GAAP)	11.21%	11.78%	14.09%
Total common shares outstanding	44,765,178	45,770,128	40,570,443
Tangible book value per share (non-GAAP)	$18.00	$17.94	$18.20

NB BANCORP, INC.

ASSET QUALITY – NON-PERFORMING ASSETS (1)

(Unaudited)

(Dollars in thousands)

	March 31, 2026	December 31, 2025	March 31, 2025
Real estate loans:
One-to-four-family residential	$1,763	$2,712	$3,043
Home equity	1,673	1,359	1,157
Commercial real estate	394	855	841
Construction and land development	10	10	10
Commercial and industrial	38,885	36,251	4,560
Consumer	2,838	2,184	1,761
Total	$45,563	$43,371	$11,372

Total non-performing loans to total loans	0.73%	0.72%	0.25%
Total non-performing PCD loans to total loans	0.49%	0.60%	0.00%
Total non-performing non-PCD loans to total loans	0.24%	0.12%	0.25%

Total non-performing assets to total assets	0.63%	0.62%	0.22%
Total non-performing PCD assets to total assets	0.42%	0.51%	0.00%
Total non-performing non-PCD assets to total assets	0.21%	0.11%	0.22%

(1) Non-performing loans and assets are comprised of non-accrual loans

NB BANCORP, INC.

ASSET QUALITY – PROVISION, ALLOWANCE, AND NET (CHARGE-OFFS) RECOVERIES

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Allowance for credit losses at beginning of the period	$87,411	$43,052	$38,744

Adjustment to allowance for Provident acquisition	—	50,271	—

Provision for (release of) credit losses	6,382	(1,555)	947

Charge-offs:
One-to-Four-Family Residential	(56)	—	—
Commercial & Industrial	(12,370)	(3,763)	—
Consumer	(1,409)	(1,325)	(1,558)
Commercial real estate	—	(17)	—
Total charge-offs	(13,835)	(5,105)	(1,558)

Recoveries of loans previously charged off:
Commercial and industrial	12	562	12
Consumer	225	186	193
Total recoveries	237	748	205

Net charge-offs	(13,598)	(4,357)	(1,353)

Allowance for credit losses at end of the period	$80,195	$87,411	$38,338

Allowance to non-performing loans	176%	202%	337.1%
Allowance to total loans outstanding at the end of the period	1.29%	1.46%	0.86%
Annualized net charge-offs to average loans outstanding during the period	(0.91)%	(0.32)%	(0.13)%
Annualized net charge-offs to average loans outstanding during the period - PCD loans	(0.82)%	0.00%	0.00%
Annualized net charge-offs to average loans outstanding during the period - Non-PCD loans	(0.08)%	(0.32)%	(0.13)%